UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Subscription Agreements, Share Purchase Agreements and Registration Rights Agreements

On October 15, 2014, Pershing Gold Corporation (the “Company”) entered into Share Purchase Agreements and Subscription Agreements with Levon Resources Ltd. (“Levon”) and Barry Honig. Mr. Honig is a Director of the Company and owns approximately 16.8% of the Company’s outstanding common stock following the transactions reported in this Form 8-K. The Share Purchase Agreements and Subscription Agreements provided for the sale to Levon of 35,178,572 shares of the Company’s Common Stock for $0.28 per share, or $9,850,000 in the aggregate, and the sale to Barry Honig of 535,715 shares of the Company’s Common Stock for $0.28 per share, or $150,000 in the aggregate. The transaction was completed and the shares issued on October 20, 2014. The gross proceeds to the Company totaled $10.0 million, and the net proceeds, after commissions and before legal and other costs, totaled $9.9 million.

The Share Purchase Agreements contain customary terms and conditions including, among other things, customary representations, warranties and covenants by the Company, closing deliverables and indemnifications. The Subscription Agreements contain customary terms and conditions including, among other things, terms of the subscription, representations and warranties by each investor, and indemnification.

In connection with the private placement, the Company and the investors entered into registration rights agreements dated October 15, 2014 (the “Registration Rights Agreements”) which require the Company to file within 45 days following the closing a registration statement under the Securities Act of 1933, as amended, to register the resale of the Common Stock issued in the private placement. The Registration Rights Agreement also contains piggyback registration rights requiring the Company to include such holders’ shares of Common Stock in future registration statements that may be filed by the Company.

 The foregoing summary of the terms of the Share Purchase Agreements, the Subscription Agreements, and the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Share Purchase Agreement, Subscription Agreement and Registration Rights Agreement that are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

On October 15, Mr. Honig entered into agreements with Levon pursuant to which he acquired 8,750,000 common shares of Levon for Canadian $0.22 per share, or $1.75 million in the aggregate. Mr. Honig’s acquisition was part of a $5.4 million placement of Levon common shares. Other investors in the Levon private placement include Dr. Philip Frost, who owns approximately 15.3% of the Company’s outstanding common stock following the transaction reported in this Form 8-K. Levon reported that it planned to use the proceeds of this placement to fund its purchase of the Company’s Common Stock in the private placement described in this Form 8-K. Mr. Honig’s percentage ownership of Levon is 3.85%, and he is not an officer or director of Levon.

Unless otherwise indicated, all dollar amounts are U.S. dollars.

Item 3.02	Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated herein by reference.

In connection with the private placement, the Company issued 35,714,287 shares of Common Stock for aggregate gross proceeds of $10.0 million and net proceeds of approximately $9.9 million after commissions. A FINRA broker-dealer acted on behalf of the Company and will be paid aggregate cash commissions of $100,000.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, Regulation S and Rule 506 of Regulation D for purposes of the private placement.

Item 3.03	Material Modification to Rights of Security Holders

The information provided in Item 1.01 is incorporated herein by reference.

The Company has determined that the private placement of Common Stock reported in this Form 8-K constitutes a “Dilutive Issuance” as defined in Section 7.1(b) of the Certificate of Designation for the Series E Convertible Preferred Stock (the “Certificate of Designation”). Therefore, as a result of the private placement, the Conversion Price for the Series E Preferred Stock has been reduced effective October 20, 2014 from $0.33 to $0.28 per share of Series E Preferred Stock (the “Adjusted Conversion Price”). Following this adjustment, each share of Series E Preferred Stock will be convertible into the number of shares of Common Stock obtained by dividing the Series E Original Issue Price (as defined in the Certificate of Designation), which is $990, by the Adjusted Conversion Price, or approximately 3,535.714 shares of Common Stock; prior to the adjustment, each share of Series E Preferred Stock was convertible into 3,000 shares of Common Stock. A total of 9,425 shares of Series E Preferred Stock remain outstanding, and as a result of the adjustment, the Series E Preferred Stock is convertible into approximately 33,324,107 shares of Common Stock in the aggregate, compared to 28,275,000 shares of Common Stock prior to the adjustment. Mr. Honig beneficially holds 7,028 shares of Series E Preferred Stock and Mr. Stephen Alfers, the Chairman, President and Chief Executive Officer of the Company owns 100 shares of Series E Preferred Stock.

Item 9.01	Financial Statements and Exhibits.

(d)	The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description

10.1	Form of Subscription Agreement between Pershing Gold Corporation and each investor.

10.2	Form of Share Purchase Agreement between Pershing Gold Corporation and each investor.

10.3	Form of Registration Rights Agreement between Pershing Gold Corporation and each investor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2014

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Subscription Agreement between Pershing Gold Corporation and each investor.

10.2	Form of Share Purchase Agreement between Pershing Gold Corporation and each investor.

10.3	Form of Registration Rights Agreement between Pershing Gold Corporation and each investor.